Exhibit 99.1

           Charles Sullivan to Retire from IBC's Board of Directors

     Kansas City, Missouri - August 1, 2005 - Interstate Bakeries Corporation (OTC:IBCIQ.PK) today announced that Board of Directors member Charles A. Sullivan has retired from the Board, effective immediately.

     Mr. Sullivan said "It has always been my intention to retire as a Director after my 70th birthday. Now that the Company's restructuring is well under way, I feel confident in the ability of our management team and Board to provide the leadership necessary for the future of the Company."

     Leo Benatar, Chairman of the Board commented, "Chuck Sullivan's leadership has played a valuable role in IBC's history for more than 17 years. We are deeply indebted to him for his loyal and dedicated service."

     Mr. Sullivan joined Interstate Bakeries in 1988 following IBC's acquisition of American Bakeries, where Mr. Sullivan served as President. In March of 1989 Mr. Sullivan was appointed CEO of Interstate Bakeries Corporation, a position in which he served until October 2002. He was appointed Chairman of the Board in 1991 and served in that capacity until September 2003. About the Company

     Interstate Bakeries Corporation is one of the nation's largest wholesale bakers and distributors of fresh-baked bread and sweet goods, under various national brand names, including Wonder(R), Baker's Inn(R), Merita(R), Hostess(R) and Drake's(R). The company is headquartered in Kansas City.